YTB International, Inc. Acquires Sunrise Travel Service
Award-Winning Agency Benefits YTB’s Expansion Into Canada

WOOD RIVER, IL - March 5, 2008 - YTB International, Inc. (OTC PK: YTBLA) (“YTB” or the “Company”), a leading international provider of Internet-based travel websites and home-based independent representatives, today announced the purchase of award-winning travel agency, Sunrise Travel Service, located in Ontario, Canada. Sunrise Travel Service’s travel agents, with more than twenty years of combined industry experience, will remain with the agency as YTB employees.

“We are very pleased to welcome Sunrise Travel into the YTB family. This acquisition assists YTB in maintaining compliance in Ontario, which is of utmost importance to our organization,” said J. Kim Sorensen, CEO of YTB Travel Network, a wholly-owned YTB subsidiary. “Careful research went into choosing an experienced, qualified travel agency and Sunrise Travel is a great fit for the YTB travel business.”

The acquisition of Sunrise Travel Service further broadens YTB’s ongoing expansion into Canada, which began last month. This purchase also provides YTB with a competitive advantage in three very lucrative markets: Leisure, Honeymoon, and Corporate Travel, all of which are areas of expertise for Sunrise Travel Service. Additionally, Sunrise Travel Service has developed a niche market for travel to Europe and the Middle East, which will serve to broaden YTB’s international travel offerings and create even more opportunities for the thousands of YTB RTAs who have already joined in Canada.

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contact:
Lauren Barker
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1342
Mobile: 443.618.9169
Email: lbarker@levick.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233